EXHIBIT 5.1

FULBRIGHT & JAWORSKI L.L.P.

A Registered Limited Liability Partnership
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

MFOLLADORI@FULBRIGHT.COM	TELEPHONE:	(713) 651-5151
DIRECT DIAL: (713) 651-5538	FACSIMILE:	(713) 651-5246

May 28, 2004

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     We have acted as counsel to Input/Output, Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 20,209,631 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), as described in the Company’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission with respect to the Shares on May 10, 2004 (as amended and as may subsequently be amended, the “Registration Statement”). We understand that 20,000,000 of the Shares are to be issued or sold by the Company (the “Company Shares”), and 209,631 of the Shares are to be sold by certain stockholders of the Company (the “Selling Stockholder Shares”).

     In connection with the foregoing, we have examined originals or copies of such corporate records, as applicable, of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Company Shares, when sold in accordance with the terms of the prospectus, will be duly and validly issued, fully paid and nonassessable, and that the Selling Stockholder Shares have been duly and validly issued and are fully paid and nonassessable.

     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, and applicable provisions of, respectively, the Delaware Constitution, the

Input/Output, Inc.
May 28, 2004

Delaware General Corporation Law and reported judicial interpretations of such law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Marc H. Folladori

Marc H. Folladori

MHF/jss